EXHIBIT 10.19

AMENDMENT ONE TO THE 1995

KEY EMPLOYEES’ STOCK OPTION PLAN OF

DUKE REALTY INVESTMENTS, INC.

This Amendment One to the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc. (“Plan”) is hereby adopted this 25th day of August, 1997 by Duke Realty Investments, Inc. (“Company”), effective as of the dates specified herein;

WITNESSETH:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 4.1 of the Plan, the Company has reserved the right to amend the Plan with respect to certain matters, by action of the Board of Directors (“Board”) or the Executive Compensation Committee thereof (“Committee”); and

WHEREAS, the Board has approved a two (2) for one (1) stock split of the Company’s common stock effective as of August 25, 1997, with respect to all shareholders of record as of August 18, 1997; and

WHEREAS, the Plan currently provides that the maximum number of shares to be delivered upon the exercise of all options thereunder shall not exceed five hundred fifty-eight thousand four hundred (558,400) shares; and

WHEREAS, the two (2) for one (1) stock split requires that the maximum number of shares to be delivered upon the exercise of all options under the Plan be increased, on a two (2) for one (1) basis;

WHEREAS, the Committee has determined to amend the Plan in certain additional respects; and

WHEREAS, the Committee has approved and adopted this Amendment One;

NOW, THEREFORE, pursuant to the authority reserved to the Company under Section 4.1 of the Plan, the Plan is hereby amended, effective as of the dates specified herein, in the following particulars:

1    By substituting the following for Section 1.3 of the Plan effective as of October 1, 1995:

“1.3. Administration.  The Plan shall be administered by the Committee.  The Committee, from time to time, may adopt any rule or procedure it deems necessary or desirable for the proper and efficient administration of the Plan provided it is consistent with the terms of the Plan. The decision of a majority of the Committee members shall constitute the decision of the Committee. Subject to the provisions of the Plan, the Committee is authorized (i) to grant ISO’s and NSO’s; (ii) to determine the employees to be granted ISO’s and NSO’s; (iii) to determine the option period, the option price and, subject to the limitations of Section 3.2, the number of shares subject to each option; (iv) to determine the time or times at which options will be granted; (v) to determine the time or times at which each option becomes exercisable and the duration of the exercise period; (vi) to permit, in its discretion, the limited transferability of NSO’s granted to an optionee; (vii) to determine other conditions and limitations, if any, applicable to the exercise of each option; and (viii) to determine the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of shares acquired by any optionee upon exercise of an option, and the nature of the events , if any, and the duration of the period, in or with respect to which any optionee’s rights to shares acquired upon exercise of an option may be forfeited.  Each option granted under the Plan shall be evidenced by a written stock option agreement containing terms and conditions established by the Committee consistent with the provisions of the Plan, including such terms as the Committee shall deem advisable in order that each ISO shall constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Committee’s determinations and interpretations with respect to the Plan shall be final and binding on all parties.  Any notice or document required to be given to or filed with the Committee will be properly given or filed if delivered or mailed by certified mail, postage prepaid, to the Committee at 8888 Keystone Crossing, Suite 1200, Indianapolis, IN  46240-2182.

2.   By substituting the following for Section 3.1 of the Plan effective as of August 25, 1997:

“3.1. Shares Covered by the Plan.   The stock to be subject to options under the Plan shall be shares of authorized common stock of the Company and may be unissued shares or reacquired shares (including shares purchased in the open market), or a combination of the two, or shares which are not issued in connection with the Duke Realty Services Limited Partnership 1993 Stock Option Plan, as the Committee may from time to time determine. Subject to the provisions of Section 4.2 and the provisions of this Section 3.1, the maximum number of shares to be delivered upon exercise of all options granted under the Plan shall not exceed (i) one million one hundred sixteen thousand eight hundred (1,116,800) shares and (ii) the number of shares authorized under the Duke Realty Services Limited Partnership 1993 Stock Option Plan that become available due to the lapse, forfeiture or other termination of stock options granted under such plan. Provided, however, the total number of shares to be delivered upon exercise of the options granted under the Plan under clause (ii) of the previous sentence shall not exceed eight hundred thousand (800,000) shares. Shares covered by an option that remains unpurchased upon the expiration or termination of the option may be made subject to further options.”

3.   By substituting the following for Section 3.2 of the Plan effective as of August 25, 1997:

“3.2. Grant of Options.  The Committee shall be responsible for granting all options under the Plan.  The Committee shall also determine, it is sole discretion, with respect to each optionee, whether the options granted shall be ISO’s or NSO’s, or a combination of the two; and whether any employee shall be given discretion to determine whether any options granted to him shall be ISO’s or NSO’s or a combination of the two. Provided, however, notwithstanding any other Plan provision, during any calendar year, no optionee shall be granted options to acquire more than fifty thousand (50,000) shares of Company stock.”

4.   By substituting the following for Section 3.7 of the Plan effective as of October 1, 1995:

“3.7 Vesting of Options.  All options granted under the Plan shall vest, and thereby become exercisable, at such time or times as shall be determined by the Committee in its sole discretion.  The stock option agreement between the Company and the optionee shall include the schedule under which the option shall vest.  The Committee may, in its sole discretion, amend such schedule in a manner which causes options previously granted under the Plan to vest under a more rapid schedule.  The Committee shall not amend such schedule to provide for the slower vesting of any options previously granted under the Plan.”

5.   By adding the following sentence to the end of Section 3.10 of the Plan effective as of October 1, 1995:

“For purposes of this Section 3.10, payment for shares purchased hereunder may be delivered to the Company through such attestation or certification procedures as may be established by the Committee from time to time in its sole discretion.”

6.   By substituting the following for Section 4.12 of the Plan effective as of October 1, 1995:

“4.12. Nontransferability.

(a)       No option shall be transferable, except by the optionee’s will or the laws of descent and distribution.  During the optionee’s lifetime, his option shall be exercisable (to the extent exercisable) only by him.  The option, and any rights and privileges pertaining thereto, shall not be transferred, assigned, pledged or hypothecated by the optionee in any way, whether by operation of law or otherwise and shall not be subject to execution, attachment or similar process.

(b)       Notwithstanding the provisions of subsection (a), the Committee may, in its sole discretion, permit the transfer of NSO’s by an optionee to: (i) the spouse, child or grandchildren of the optionee (“Immediate Family Members”);  (ii) a trust or trusts for the exclusive benefit of Immediate Family Members; or (iii) a partnership or limited liability company in which the optionee and/or the Immediate Family Members are the only equity owners, (collectively, “Eligible Transferees”). Provided that, in the event the Committee permits the transferability of NSO’s granted to the optionee, the Committee may subsequently, in its discretion, restrict the ability of the optionee to transfer NSO’s granted to the Optionee thereafter. An option that is transferred to an Immediate Family Member shall not be  transferable by such Immediate Family Member, except for any transfer by such Immediate Family Member’s will or by the laws of descent and distribution upon the death of such Immediate Family Member. ISO’s granted under the Plan shall be nontransferable.

(c)       In the event that the Committee, in its sole discretion, permits the transfer of NSO’s by an optionee to an Eligible Transferee under this Section 4.12, the options transferred to the Eligible Transferee must be exercise by such Eligible Transferee and, in the event of the death of such Eligible Transferee, by such Eligible Transferee’s executor or administrator only in the same manner, to the same extent and under the same circumstances (including, without limitation, the time period within which the options must be exercised) as the optionee or, in the event of the optionee’s death, the executor or administrator of the optionee’s estate, could have exercised such options. The optionee, or in the event of optionee’s death, the optionee’s estate, shall remain liable for all federal, state, city and local taxes applicable upon the exercise of an NSO by an Eligible Transferee.”

7.   All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Realty Investments, Inc., by its officers thereunder duly authorized, has executed this Amendment One to the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc. this 25th day of August, 1997, but effective as of the dates specified herein.